Exhibit 10.13.1

EXECUTION COPY

SALE AND SERVICING AGREEMENT

among

NEWSTAR FINANCIAL, INC.,

as Servicer and as Seller

NEWSTAR WAREHOUSE FUNDING 2005 LLC,

as Purchaser

and

LYON FINANCIAL SERVICES, INC.,

d/b/a U.S. Bank Portfolio Services

as Backup Servicer

Dated as of December 30, 2005

i

Section 8.10	Counterparts; Telecopies	48

Section 8.11	Relationship Among Seller, Purchaser and Certain Other Entities	48

Section 8.12	Severability	48

Section 8.13	GOVERNING LAW; SUBMISSION TO JURISDICTION	48

Section 8.14	Waiver of Trial by Jury	49

Section 8.15	Subrogation	49

Section 8.16	Updating List of Authorized Officers	49

Section 8.17	Confidentiality	49

Schedule
SCHEDULE 1 –	Notices
SCHEDULE 2 –	Concentration Account

Exhibits
EXHIBIT A –	Form of Notice of Sale
EXHIBIT B –	NewStar Form of Assignment and Assumption
EXHIBIT C –	Form of Monthly Report
EXHIBIT D –	Authorized Officers of Servicer
EXHIBIT E –	Authorized Officers of Seller
EXHIBIT F –	Form of Payment Date Report
EXHIBIT G –	Moody’s Industry Groups

Appendix
APPENDIX A –	Usage and Definitions

SALE AND SERVICING AGREEMENT, dated as of December 30, 2005 (this “Agreement”), among NEWSTAR FINANCIAL, INC, a Delaware corporation (“NewStar Financial”), as seller (in such capacity, “Seller”) and as servicer (in such capacity, “Servicer”), NEWSTAR WAREHOUSE FUNDING 2005 LLC, a Delaware limited liability company (“NewStar LLC”), as purchaser (in such capacity, “Purchaser”) and LYON FINANCIAL SERVICES, INC., d/b/a U.S. Bank Portfolio Services, a national banking association (“USBPS”), as backup servicer (in such capacity, “Backup Servicer”).

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, from time to time, certain loans, portions of loans, and participations and other interests in loans, originated or acquired by Seller, subject to certain eligibility criteria and other terms and conditions;

WHEREAS, Seller may also underwrite certain loans to be purchased directly from third parties (any such third party, a “Third Party Transferor”) by Purchaser in accordance with the eligibility criteria described in Section 3.2, which loans will conform in all respects to the representations and warranties with respect to the assets purchased hereunder and will have the benefit of all covenants and agreements of Seller hereunder with respect to such assets as if such loans were purchased directly by Purchaser from Seller hereunder; and

WHEREAS, Purchaser desires to appoint NewStar Financial as Servicer to service such assets in the manner provided herein, and NewStar Financial is prepared to provide, and desires to provide, such services in the manner, and in exchange for the consideration, provided herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

USAGE AND DEFINITIONS

Capitalized terms used but not otherwise defined in this Agreement are defined in Appendix A to this Agreement. Appendix A also contains rules as to usage applicable to this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, from time to time, (i) Seller may designate Loan Portions and Participations (collectively, “Assets”) for sale to Purchaser and (ii) Seller shall sell (or cause to be sold) to Purchaser, and Purchaser shall purchase from Seller (or from a third party designated by Seller), the Assets so designated (together with all Transferred Rights, but excluding the Retained Interest with respect to any such Asset).

Each such designation shall be made by delivery of notice by Seller to Purchaser, which notice shall be in the form set forth as Exhibit A (each such notice, a “Notice of Sale”). Each Loan Portion that is so designated pursuant to a Notice of Sale (together with all Transferred Rights with respect thereto, but excluding the Retained Interest) is referred to as a “Purchased Loan Portion,” and each Participation that is so designated pursuant to a Notice of Sale (together with all Transferred Rights with respect thereto, but excluding the Retained Interest) is referred to as a “Purchased Participation.” The Purchased Loan Portions and Purchased Participations are referred to collectively as the “Purchased Assets.” Any Purchased Asset that is originated by a Person other than the Seller as part of a syndicated loan transaction (whether such Purchased Asset is acquired from the Seller or from a Third Party Transferor) shall have been re-underwritten by the Seller in accordance with the Credit Policies and Procedures, prior to such Purchased Asset becoming part of the Transferred Rights hereunder. Notwithstanding anything in this Agreement or any other Basic Document to the contrary, any Purchased Asset that is acquired by Purchaser from a Third Party Transferor, shall be deemed to have been sold by Seller to Purchaser for all purposes of this Agreement, including, without limitation, for purposes of the representations and warranties set forth in Section 3.2, the covenants and obligations of the Servicer set forth in ARTICLE IV and the covenants set forth in ARTICLE VI.

(b) Without limitation of subsection (a), above, as between Purchaser and Seller, Seller shall be responsible for, and hereby assumes from the Purchaser, and hereby covenants and agrees to (now and at all times in the future) perform all obligations on the part of the Lender to fund the unfunded Commitment relating to the Purchased Assets, and Purchaser does not assume any of the obligations under the Purchased Assets constituting a part of the Retained Interest. For avoidance of doubt, (A) this Section 2.1(b) shall apply with respect to all Purchased Assets, including Purchased Assets that are acquired from Seller and Purchased Assets that are acquired from third parties and (B) Seller may satisfy its obligation to fund additional draws on the Commitment under any Revolving Credit Facility or Delayed-Draw Term Loan by causing Purchaser to sell additional Incremental Note Balances under the Note Purchase Agreement and apply the proceeds of such draws to fund such Commitments (provided, that the conditions to such sales of additional Incremental Note Balances under the Note Purchase Agreement and the other Basic Documents are satisfied). Without limitation of the foregoing, from and after the funding of any Advance in respect of the Related Loan (constituting a Delayed-Draw Term Loan or Revolving Credit Facility) with respect to any Purchased Asset, all rights arising from or relating to such Advance (including, without limitation, the right to receive from the Borrower and any other Obligors repayment of such Advance and any interest thereon) will constitute a part of Purchased Assets, the Collateral and the property sold to Purchaser under this Agreement.

(c) The assumption of obligations and retention of rights described in subsection (b), above, shall not be deemed to limit the rights of the Purchaser to be reflected as the “lender” on the books and records of the Agent with respect to each Loan relating to a Purchased Loan Portion.

Section 2.2 Procedures for Acquisition of Assets.

(a) Each Purchased Asset shall be Assigned to Purchaser. Each such Assignment shall become effective no later than the Purchase Date. Except as may be otherwise required under the applicable Loan Documents, in no event shall Purchaser assume any obligations with respect to the Commitment or any other funding obligations in respect of any Revolving Credit Facility or Delayed-Draw Term Loan, provided that, in any such event, the Seller’s obligation to fund the unfunded Commitment on any Related Loan with respect to a Purchased Asset pursuant to Section 2.l(b) shall not be limited. Seller shall pay, waive or cause to be waived all Assignment Fees with respect to the Assignment of the Purchased Assets by Seller to Purchaser pursuant to this ARTICLE II.

(b) Seller shall deliver, or cause to be delivered to Custodian for inclusion in the related Purchased Asset File, the documents listed below with respect to each Purchased Asset and the Related Loan (including, without limitation, a Purchased Asset to be acquired by Purchaser pursuant to a substitution under Section 6.1 of the Sale and Servicing Agreement and a Purchased Asset that is acquired from a Third Party Transferor), on or prior to the respective dates and times specified opposite such documents in the table below. If so indicated in the column designated “Copy to Note Purchaser,” below, Seller shall deliver, or cause to be delivered, a copy of the applicable documents to the Note Purchaser.

Date and Time	Required Documents	Copy to Note Purchaser?
Not later than 12:00 p.m. on the Purchase Date (the “First Delivery Date”)

An Asset Schedule, together with a copy (which may sent by facsimile or by electronic mail in Adobe Portable Document Format) of:

(1) except in the case of an Uncertificated Loan, a fully executed and authenticated Loan Note either (x) in the name of the Purchaser evidencing the full principal amount of such Purchased Loan Portion or (y) duly indorsed to the Purchaser or indorsed in blank (either by an allonge or by stamp);

(2) in the case of an Uncertificated Loan, (x) the Assignment Document with respect to the assignment of the relevant Purchased Loan Portion to the Issuer (if applicable) and (y) evidence reasonably satisfactory to the Custodian and the Note Purchaser (in their sole discretion) that the

Yes

Date and Time	Required Documents	Copy to Note Purchaser?
Purchaser has been evidenced as a Lender with respect to the full principal amount of such Purchased Loan Portion on the books and records of the Agent with respect to the Related Loan;

(3) in the case of a Purchased Participation, (x) the Assignment Document with respect to the assignment of such Purchased Participation to the Issuer and (y) a fully executed and, if necessary, authenticated Participation Certificate (if applicable) or other evidence reasonably satisfactory to the Custodian and the Note Purchaser (in their sole discretion) that the Purchaser has become the legal owner of such Purchased Participation and is entitled to payments thereunder from the related Participation Counterparty (the documents referred to in the foregoing clauses (1), (2) or (3), as applicable, with respect to any Purchased Asset, the “First Deliverable Documents”); and

(4) documentation reasonably satisfactory to the Note Purchaser evidencing that, to the extent not reflected in the related Loan Assignment Document, the Required Consents, if any, have been obtained.

Not later than the close of business of the Custodian on the second Business Day following the Purchase Date (the “Second Delivery Date”)

Original executed copies of:

(1) except in the case of an Uncertificated Loan, the documents referred to in clause (1) of the definition of First Deliverable Documents, above;

(2) in the case of an Uncertificated Loan, the documents referred to in clause (2)(x) (if applicable) of the definition of First Deliverable Documents, above; and

(3) in the case of a Purchased Participation, the documents referred to in clause (3) of the definition of First Deliverable Documents, above (the documents referred to in the foregoing clauses

No

Date and Time	Required Documents	Copy to Note Purchaser?
(1), (2) or (3), as applicable, with respect to any Purchased Asset, the “Second Deliverable Documents”).

Not later than the close of business of business of the Custodian on the seventh Business Day following the Purchase Date (the “Third Delivery Date”)	A complete set of the original executed Required Loan Documents with respect to such Purchased Asset and copies of all other Loan Documents that were provided to Seller, or otherwise are in the possession of Seller, in connection with the origination of acquisition of the Purchased Asset or the Related Loan (the “Third Deliverable Documents”) and an updated Asset Schedule that lists such other Loan Documents (if such other documents were not indicated on the original Asset Schedule).	No

As soon as practicable following the effective date of any amendment, assumption, modification, consolidation or extension of any Purchased Asset or Related Loan	If in the possession of Seller or servicer original executed copies of any additional Loan Documents and an updated Asset Schedule which lists such additional Loan Documents	No

As soon as practicable but not later than the second Business Day following request therefor	All other documentation with respect to such Asset and the Related Loan that is reasonably requested by the Custodian or the Note Purchaser and is in the possession of, or reasonably obtainable by, the Seller or the Servicer	Yes

Section 2.3 Assignment and Assumption. Subject to Section 2.1(a) and the other terms and conditions set forth in this Agreement, Seller hereby assigns to Purchaser, and Purchaser hereby accepts from Seller, the Transferred Rights with respect to each Purchased Asset, effective as of the earlier of (i) the date as of which such Purchased Asset is designated for sale pursuant to Section 2.1(a) and (ii) the Purchase Date (such earlier date, the “Acquisition Date”).

Section 2.4 Distributions. Purchaser shall be entitled to all Distributions received on or after the Acquisition Date with respect to any Purchased Asset.

Section 2.5 Irrevocable Sale; No Recourse. Seller and Purchaser each acknowledges that, subject to the terms and conditions set forth in this Agreement:

(a) each sale of a Purchased Asset (and the Transferred Rights with respect to any such Purchased Asset) under this Agreement is irrevocable; and

(b) except as expressly elsewhere set forth in this Agreement and the other Basic Documents (including, without limitation, as to the covenants, representations, warranties and indemnities of Seller and the conditions to purchase set forth in this Agreement), Purchaser shall have no recourse to Seller for the failure of any Borrower, other Obligor, Participation Counterparty or other Person to comply with its obligations under the Loan Documents or Participation Documents relating to any Purchased Asset or the Related Loan, including, without limitation, the failure of any Borrower, other Obligor, Participation Counterparty or other Person to make any payment required under such documents.

Section 2.6 Asset Purchase Price.

(a) Purchaser shall acquire each Purchased Asset pursuant to Section 2.1 at a purchase price (the “Asset Purchase Price”) equal to (i) in the case of a Purchased Asset sold to Purchaser by Seller, the book value at which the Purchased Asset is carried on the books of the Seller or (ii) in the case of a Purchased Asset purchased by Purchaser directly from a third party, the purchase price paid to such third party (net of any accrued interest paid with respect to such purchase).

(b) Purchaser may pay part or all of each such Asset Purchase Price in cash, and any balance shall constitute a deemed capital contribution by Seller to Purchaser.

Section 2.7 Revolving Period; Termination.

(a) The period (the “Revolving Period”) with respect to which Purchased Assets are purchased by Purchaser pursuant to this Section 2.7 will (i) begin on and include the Closing Date and (ii) end on and exclude the date that is 364 days following the Closing Date, as such Revolving Period may be extended pursuant to Section 2.7(b) (such date, as so extended from time to time, the “Scheduled Termination Date”); provided, however, that the Revolving Period may be terminated on an earlier date pursuant to Section 2.7(d).

(b) Unless earlier terminated pursuant to Section 2.7(d), and subject to Section 2.7(c), the Revolving Period will be automatically renewed (without further action of the parties) for additional successive terms of 364 days following the Scheduled Termination Date; provided, that each such renewal shall be subject to satisfactory completion of the Annual Credit Review by the Note Purchaser in the manner set forth in Section 2.03 of the Note Purchase Agreement.

(c) Notwithstanding Section 2.7(a) and Section 2.7(b), the Revolving Period shall terminate (if not terminated earlier) on December 30, 2008 (the “Final Termination Date”); provided, however, that the Revolving Period may be extended for one or more successive periods of 364 days following such date with the mutual written consent of Purchaser, Seller and Note Purchaser.

(d) The Revolving Period will terminate, without further action of the parties to this Agreement, upon the occurrence of an Event of Default (unless such Event of Default is waived by Note Purchaser in the manner described below). The occurrence of an Event of Default shall not affect the rights and obligations of Servicer pursuant to this Agreement unless and until such rights and/or obligations have been terminated pursuant to Section 4.6. Note Purchaser may waive any Event of Default in writing. No waiver shall extend to any subsequent Event of Default or other default or impair any right consequent thereon except to the extent expressly so waived.

Section 2.8 Intent; Savings Clause.

(a) This Agreement is intended to effect an absolute transfer, sale and Assignment of the Purchased Assets to Purchaser and, immediately after giving effect to each such sale, neither Seller nor any Third-Party Transferor will have any further interest (legal or equitable) in such Purchased Assets. Each of Seller and Purchaser agree to treat each sale of Purchased Assets pursuant to this ARTICLE II for all purposes (other than for financial accounting and U.S. federal income tax purposes) as an absolute transfer on all relevant books, records, financial statements and other documents with respect to the Purchased Assets so sold. If the transfer of the Purchased Assets pursuant to this Agreement on one or more Acquisition Dates (taken together with the payment of the Asset Purchase Price or the portion thereof that is payable in cash) is characterized as a collateral transfer for security or as a financing transaction (a “Recharacterization Event”), the Seller intends that the Purchaser have a first priority, perfected security interest in, and lien on, the Purchased Assets to secure an obligation of the Seller to pay to the Purchaser an amount (the “Seller Secured Amount”) equal to the sum of the Note Balance from time to time outstanding, plus all interest accrued thereon, plus all accrued and unpaid Unused Fee Amounts, plus all other obligations of the Seller to the Purchaser, the Indenture Trustee, the Custodian, the Back-Up Servicer and/or the Note Purchaser under the Basic Documents. Accordingly, if a Recharacterization Event occurs, the Seller shall be deemed to have granted, and the Seller does hereby grant, to the Purchaser a security interest in, to and under the Purchased Assets and all proceeds thereof, whether now existing or hereafter acquired, in each case to secure the obligation of the Seller set forth in Section 2.8(b), and this Agreement shall constitute a security agreement under Applicable Law.

(b) Seller agrees to pay to Purchaser, on demand, and Seller shall have the right to prepay, an amount equal to the applicable Seller Secured Amount on or after any date on which a Recharacterization Event has occurred with respect to any Purchased Asset. If, after demand by Purchaser, Seller fails to pay to Purchaser an amount equal to the applicable Seller Secured Amount with respect to any Loan (i) Purchaser will have all of the rights and remedies of a secured party under the UCC (including the rights of a secured party obtaining a lien under Section 9-608 of the UCC) and (ii) Seller will have all the rights of a debtor granting a lien under the UCC (including the rights of a debtor granting a lien under Section 9-623 of the UCC).

Section 2.9 Voting. On and after the Acquisition Date to but excluding the date, if any, on which such Purchased Asset is sold, repurchased or substituted pursuant to Section 6.1, Section 6.2 or Section 6.3 with respect to any Purchased Asset, Purchaser or Purchaser’s designee (and Purchaser hereby irrevocably designates the Note Purchaser or, if necessary to effect such rights, the Indenture Trustee, acting at the direction of the Note Purchaser, as its designee for such purposes) shall have the sole authority to exercise all voting and other rights and remedies with respect to, or allocable to, such Purchased Asset, except to the extent that such rights and powers have been delegated to Servicer as set forth in Section 4.1 (and subject to the conditions set forth in Section 4.1, including, without limitation, Section 4.1(e)). Each of Seller and Purchaser agrees to take any such actions as are necessary to effect the intentions expressed in the immediately preceding sentence.

Section 2.10 Authorization. Seller hereby authorizes Purchaser and/or Skadden, Arps, Slate, Meagher & Flom LLP to file a Record or Records (as such term is defined in the applicable UCC), including financing statements or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as are necessary or advisable to perfect, and continue the perfection of, (i) the Assignments with respect to Purchased Assets and assignments of Transferred Rights with respect to Purchased Assets, in each case made from time to time pursuant to Section 2.1 and (ii) the security interest granted to Purchaser pursuant to Section 2.8(b). Each such Record may describe the collateral subject thereto in any manner as Purchaser may determine is necessary, advisable or prudent to ensure the perfection of the assignments and security interests described in the immediately preceding sentence; provided, however, that, such description shall only cover the Purchased Assets and not rights or interests with respect to assets that are not Purchased Assets.

Section 2.11 Acknowledgment of Pledge. Seller acknowledges that Purchaser will, pursuant to the Indenture, assign and pledge the Purchased Property and certain other property and rights to the Indenture Trustee for the benefit of the Secured Parties. Seller hereby consents to such assignment and pledge.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Seller’s and Servicer’s Representations and Warranties as to Themselves. Seller and Servicer each respectively represents and warrants to and for the benefit of Purchaser and Note Purchaser as of the date of this Agreement and as of each Purchase Date that:

(a) it (i) is duly organized and validly existing as a corporation under the laws of the State of Delaware, (ii) is in good standing under such laws and (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement;

(b) it is duly qualified to do business (or is exempt from qualification requirements), and has obtained all necessary licenses and approvals, in each jurisdiction in which the performance of its obligations under this Agreement requires such qualification;

(c) its execution, delivery, and performance of this Agreement has not resulted and will not result in a breach or violation of any provision of (i) its organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to it, (iii) any judgment, injunction, decree or determination applicable to it or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which it may be a party, by which it may be bound or to which any of its assets is subject, in each instance, which would (A) have a material adverse effect on it or (B) impair its ability to perform its obligations under this Agreement;

(d) this Agreement (x) has been duly and validly authorized, executed and delivered by it and (y) constitutes the legal, valid and binding obligations of it, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by the court’s discretion in relation to equitable remedies;

(e) no notice to, registration with, consent or approval of or any other action by any relevant Governmental Authority or other Person (other than those which have been obtained and other than the Required Consents) is or will be required for it to execute, deliver, and perform its obligations under, this Agreement;

(f) no proceedings are pending against it or, to the best of its knowledge, threatened against it before any relevant Governmental Authority that, in the aggregate, will materially and adversely affect any action taken or to be taken by it under this Agreement;

(g) no Event of Default, Potential Event of Default, Servicer Event of Default or Potential Servicer Event of Default has occurred and is continuing; and

(h) in the case of the Seller, it is a Qualified Purchaser.

Section 3.2 Representations and Warranties of Seller as to the Purchased Assets. Seller represents and warrants, to and for the benefit of Purchaser and Note Purchaser, with respect to each Purchased Asset, that such Purchased Asset satisfies the Loan Eligibility Criteria as of the Purchase Date with respect to such Purchased Asset.

ARTICLE IV

SERVICING

Section 4.1 Appointment of Servicer; Duties of Servicer.

(a) Appointment. Purchaser hereby appoints NewStar Financial as Servicer of the Purchased Assets under this Agreement and NewStar Financial hereby accepts such appointment. Subject to Section 4.1(c) and the other provisions of this Agreement, Purchaser authorizes Servicer to perform such services and take such actions on its behalf as are contemplated hereby and to exercise such other powers as are delegated to Servicer under this Agreement, in each case, together with such authority and powers as are reasonably incidental thereto.

(b) General Obligations of Servicer. Servicer shall, in accordance with Section 4.1(i): (i) enforce the Purchased Assets and the Payment Obligations and other obligations arising under the Loan Documents, to the extent relating to the Purchased Assets, on behalf of Purchaser; (ii) manage and collect the Payment Obligations and deposit or cause to be deposited all Distributions relating to the Purchased Assets into the Collection Account in accordance with the terms of Section 4.5(a); and (iii) take any actions appropriate to collect each Payment Obligation with respect to a Purchased Asset in accordance with Applicable Law and the applicable Loan Documents. To the extent necessary or appropriate to perform such duties, Servicer shall have the power to negotiate, execute and deliver all necessary and appropriate documents and instruments on behalf of Purchaser with respect thereto, in each case, subject to Section 4.l(e) and otherwise in the manner and to the extent permitted by this Agreement. Servicer shall determine to the extent reasonably practicable whether a Purchased Asset has become a Defaulted Asset and provide prompt notice to Purchaser and Note Purchaser upon any determination that any Purchased Asset has become a Defaulted Asset.

(c) Voting, etc. Subject to Section 4.l(e) and so long as no Event of Default has occurred and is continuing, in the event that any vote or consent is solicited with respect to any Purchased Asset, Servicer, on behalf of Purchaser, shall vote or consent or refrain from voting or consenting, on behalf of Purchaser, with respect to any such Purchased Asset in any manner that Servicer has determined (in accordance with Section 4.l(i)) will be in the best interests of Purchaser and the Noteholders. In addition, with respect to any Defaulted Asset, Servicer, on behalf of Purchaser, shall, enforce Purchaser’s rights under and in accordance with the Loan Documents governing such Defaulted Asset or under any Applicable Law, rule or regulation in any manner permitted under the applicable Loan Documents and this Agreement that Servicer has determined (in accordance with Section 4.l(i)) will be in the best interests of Purchaser.

(d) Permitted Actions With Respect to the Purchased Assets. Without limiting the generality of Section 4.1(a) and (c), but subject to Section 4.l(e), Servicer, on behalf of Purchaser, may consent to, vote in favor of or otherwise take action in respect of any of the following with respect to the Purchased Assets, but solely to the extent that Servicer has determined (in accordance with Section 4.1(i)) that such action will be in the best interests of Purchaser:

(i) the extension or deferral of any date on which a Payment Obligation is due or waiver of any Payment Obligation;

(ii) any waiver of any other term or provision in a related Loan Agreement or other Loan Document;

(iii) any amendment or other modification to a related Loan Agreement or other Loan Document;

(iv) any change in the interest rate or interest rate basis or spread applicable to any Payment Obligation;

(v) any release of a Guarantee or Lender Collateral (or any lien thereon);

(vi) tender such Purchased Asset in exchange for cash, an equity security or another security;

(vii) waive or elect not to exercise remedies in respect of any default with respect to any Defaulted Asset;

(viii) accelerate the maturity of, and/or terminate the unfunded Commitment under, any Defaulted Asset;

(ix) on behalf of Purchaser, participate in a committee or group formed by creditors of a related Obligor;

(x) sign, on behalf of Purchaser, any document, instrument or power to the extent entering into such a document, instrument or power on behalf of Purchaser would not violate any provision of this Agreement (including, without limitation, Section 4.1(e)); and

(xi) exercise any other rights or remedies with respect to such Purchased Asset and the related Loan Agreement, as provided in the other related Loan Documents, or take any other action consistent with the terms of this Agreement.

(e) Actions Requiring Consent of Note Purchaser. Notwithstanding Section 4.1(b), Section 4.l(c), Section 4.l(d) or any other provision of this Agreement, Servicer may take any action described in Section 4.l(d)(i) through Section 4.l(d)(ix) with respect to any Purchased Asset that would impair in any material respect the collectability of the Collateral or that would be contrary to the Credit Policies and Procedures only if Note Purchaser has delivered its prior written consent to such action, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Servicer shall make any filings, reports, notices, applications, and registrations with, and seek any consents or authorizations from, any Governmental Authority to comply with any federal, state or local law in connection with its servicing of the Purchased Assets pursuant to this Agreement.

(g) If any suit or proceeding is commenced or threatened by the Borrower or any other Obligor under any Purchased Asset that is reasonably expected to have a Material Adverse Effect against (i) Servicer, Seller, Purchaser or any of their respective Affiliates or (ii) any other Lender or Agent under a Purchased Asset, then Servicer or Seller shall give written notice thereof to Purchaser and Note Purchaser promptly after Servicer or Seller, as the case may be, acquires notice or actual knowledge thereof.

(h) Purchaser shall execute any documents furnished by Servicer that Servicer certifies to it are reasonably necessary and appropriate to enable Servicer to carry out its servicing duties. Upon Servicer’s written request, Purchaser shall furnish Servicer with any documents then in Purchaser’s possession that are reasonably necessary and appropriate to enable Servicer to carry out its servicing and administrative duties under this Agreement.

(i) Standard of Care. Servicer shall perform its obligations under this Agreement (A) with reasonable care, using a degree of skill and attention no less than that which Servicer (i) exercises with respect to comparable assets that it manages for itself and (ii) exercises with respect to comparable assets that it manages for others, and in a manner consistent with practices and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Purchased Assets, except as expressly otherwise provided in this Agreement, (B) with a view to maximize the value of the Purchased Assets; and (C) without regard to: (1) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (2) the Servicer’s obligations to incur servicing and administrative fees and expenses with respect to a Purchased Asset, (3) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (4) the ownership by the Servicer or any Affiliate of any Purchased Assets or any Related Loans or other loans or securities issued by the related Borrower, another Obligor, any Affiliate thereof or any other Person, (5) the ownership, servicing or management for others by the Servicer of any other loans, securities, assets or other property by the Servicer or (6) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of any other loans of the Borrower or another Obligor with respect to such Loans. To the extent not inconsistent with the foregoing, Servicer shall follow its customary standards, policies and procedures in performing its duties under this Agreement as set forth in its Credit Policies and Procedures. The foregoing standard set forth in this subsection (i) is referred to as the “Servicing Standard.” No recourse shall be had against any officer, agent, stockholder, partner, member, manager, director or employee of Servicer or any Affiliate of Servicer for any action taken or omitted to be taken by such officer, agent, stockholder, partner, member, manager, director or employee of Servicer or any Affiliate of Servicer hereunder or in connection herewith.

(j) The Servicer may make advances (“Servicer Advances”) (subject in all cases to Section 4.1(l) with respect to any Nonrecoverable Advances) with respect to all customary, reasonable and necessary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with:

(i) any enforcement, administrative or judicial proceedings, or any necessary legal work or advice specifically related to servicing the Purchased Assets, including but not limited to, bankruptcies, condemnations, foreclosures by subordinate lienholders, legal costs associated with preparing powers of attorney, and other legal actions incidental to the servicing of the Collateral (provided that such expenses are reasonable and that the Servicer specifies the Collateral to which such expenses relate); and

(ii) all ground rents, taxes, assessments, water rates, sewer rates and other charges, as applicable, that are or may become a lien upon any mortgaged property constituting a part of the Collateral, and all fire, flood, hazard and other insurance coverage (in each case to the extent required to be paid by the Obligors under the Loan Documents, including renewal payments).

The Servicer shall make any such Servicer Advances from its own funds to effect such payments, but only to the extent it does not deem such an advance, if made, a Nonrecoverable Advance, and shall be reimbursed therefor from Collections in accordance with Section 8.2 of the Indenture. The Servicer may make Servicer Advances from its own funds to effect scheduled payments on the Loans or if Servicer shall determine that the payment of any such amount is (i) necessary or appropriate to preserve the Collateral pledged to secure any Loan or (ii) would be in the best interest of the Purchaser and the Secured Parties, then Servicer may make a Servicer Advance in respect to such amount, but only to the extent that it does not deem such an advance, if made, a Nonrecoverable Advance, and Servicer shall be reimbursed therefor from Collections in accordance with Section 8.2 of the Indenture.

(k) Notwithstanding anything to the contrary set forth herein, Servicer shall not make any Servicer Advance that it determines in its reasonable, good faith judgment would constitute a Nonrecoverable Advance; provided, however, that Servicer may make a Servicer Advance notwithstanding that, at the time such Servicer Advance is made, the Servicer may not have adequate information available in order to make a determination whether or not such advance would, if made, be a Nonrecoverable Advance. In addition, Nonrecoverable Advances (including any Servicer Advances made pursuant to the proviso of the preceding sentence which are ultimately determined to be Nonrecoverable Advances) shall be reimbursable from Collections in accordance with Section 8.2 of the Indenture.

(1) The relationship of Servicer to Purchaser under this Agreement is intended to be that of an independent contractor to Purchaser and shall not be construed to be that of a joint venturer, partner, or agent such that the acts of Servicer are in any way vicariously attributable to Purchaser. Nothing in this Agreement shall prevent Servicer or any of its Affiliates from engaging in any other business or from rendering services of any kind to any Person.

(m) Without limitation of any other provision of this Agreement, including Section 8.6(b), Servicer acknowledges that its obligations under this ARTICLE IV and elsewhere in this Agreement shall be for the direct benefit of Note Purchaser, and Note Purchaser shall be entitled to enforce such obligations directly against Servicer.

(n) The Servicer may, with the prior consent of the Note Purchaser, subcontract with any other Person for servicing, administering or collecting the Collateral; provided, however, that (1) the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof and (2) any such subcontract shall provide by its terms that it may be terminated upon the occurrence of a Servicer Event of Default.

Section 4.2 Servicing Fees.

(a) Purchaser shall pay to Servicer on each Payment Date a Base Servicing Fee and a Subordinated Servicing Fee in consideration for the performance by Servicer of its obligations under this Agreement.

(b) The amount of the “Base Servicing Fee” that is payable on each Payment Date shall be calculated with respect to the Collection Period immediately preceding such Payment Date and shall be equal to the sum of, for each day during such Collection Period, the product of (i) 0.25%, times (ii) a fraction, of which (x) the numerator is one and (y) the denominator of which is 360, times (iii) the aggregate Outstanding Principal Balance of the Purchased Assets.

(c) The amount of the “Subordinated Servicing Fee” (together with the Base Servicing Fee, the “Servicing Fees”) that is payable on each Payment Date shall be calculated with respect to the Collection Period immediately preceding such Payment Date and shall be equal to the sum of, for each day during such Collection Period, the product of (i) 0.75%, times (ii) a fraction, of which (x) the numerator is one and (y) the denominator of which is 360, times (iii) the aggregate Outstanding Principal Balance of the Purchased Assets.

(d) The Servicing Fees with respect to any Payment Date shall be payable solely from, and shall be limited in recourse to, Collections applied on or with respect to such Payment Date pursuant to and in accordance with Section 8.2(b) of the Indenture.

Section 4.3 Servicer Not to Resign. NewStar Financial shall not resign as Servicer except upon determination (as evidenced by an Opinion of Counsel) that (i) its performance of its duties under this Agreement is no longer permissible under Applicable Law and (ii) there is no reasonable action that Servicer could take to make the performance of its duties under this Agreement permissible under Applicable Law. Prior to the effectiveness of such resignation, NewStar Financial shall deliver to Purchaser, Indenture Trustee and Note Purchaser (a) a notice of any such determination permitting the resignation of NewStar Financial as Servicer and (b) an Opinion of Counsel as to clause (i) to such effect. Any such resignation shall become effective in accordance with Section 4.8.

Section 4.4 Power of Attorney. Except to the extent otherwise provided in this Agreement, Purchaser does hereby constitute and irrevocably appoint Servicer, at all times from and after the date of this Agreement to and until the Servicer Termination Date, as the true and lawful attorney of Purchaser, with full power (in the name of Purchaser or otherwise) to exercise all rights of Purchaser with respect to the Purchased Assets and to demand, receive, settle, compound and give acquittance for any and all amounts and claims for any amounts due and to become due under or arising out of any of the Purchased Assets, to endorse any checks or other instruments or orders, to file any claims, to institute any proceedings or to take any other action that, in each case Servicer may deem to be necessary or advisable in connection with the foregoing and within the scope of the exercise of its rights and performance of its obligations under this Agreement. The power of attorney granted pursuant to this Agreement and all authority hereby conferred are granted and conferred solely to facilitate the performance of Servicer’s obligations under this Agreement. This power of attorney shall be irrevocable as one coupled with an interest prior to the Servicer Termination Date.

Section 4.5 Servicing Covenants.

(a) Distributions. Servicer shall instruct all Obligors or paying agents, as applicable, to make payments to the Concentration Account. Servicer will establish a Collection Account on or before the Closing Date pursuant to Section 4.9. Servicer (both in its capacity as Servicer and its capacity as Concentration Account servicer under the Intercreditor Agreement) shall identify all Collections and shall cause all Collections to be deposited, by wire transfer in the form of immediately available funds, to the Collection Account by the close of business on the second Business Day after such Collections are received into the Concentration Account or otherwise received by or on behalf of Servicer or any of its Affiliates.

(b) Compliance with Requirements of Law. Servicer shall comply in all material respects with all Applicable Law in servicing the Purchased Assets.

(c) Credit Policies and Procedures. Servicer shall comply with and perform its management and servicing obligations hereunder in accordance with the Credit Policies and Procedures. The Servicer shall not consent or agree to, or otherwise permit to occur, under circumstances in which the Servicer could have reasonably prevented the occurrence thereof, any material amendment, modification, change, supplement or rescission (any of the foregoing an “amendment” for purposes of this clause (c)) of or to the Credit Policies and Procedures in whole or in part that could have a Material Adverse Effect on the Collateral, the Indenture Trustee, the Note Purchaser or the other Secured Parties, without the prior written consent of the Note Purchaser (provided, that such prior written consent shall not be required in the case of an amendment that was mandated by any Applicable Law or Governmental Authority).

(d) Keeping Documents and Records. Servicer shall maintain procedures and records, and preserve all documents and other information delivered to or obtained by the Servicer, in each case to the extent reasonably necessary in managing and servicing the Purchased Assets. The documents, records and other information maintained by Servicer shall reflect all customary facts about the Purchased Assets and all payments and credits on them.

(e) Reports. Servicer shall provide to Purchaser, Backup Servicer, Indenture Trustee and Note Purchaser:

(i) not later than the 5th Business Day after each Determination Date (other than the Determination Date occurring in the calendar month immediately preceding each Payment Date), a report (each, a “Monthly Report”) in the form of Exhibit C, with respect to the calendar month ending on such Determination Date; and

(ii) not later than the 5th Business Day after each Determination Date occurring in a calendar month preceding a Payment Date, a report (each, a “Payment Date Report”) in the form of Exhibit F.

Servicer shall also deliver to Note Purchaser such other reports as Note Purchaser may reasonably request from time to time.

(f) Adjustments. If Servicer makes a mistake in the amount of any portion of Collections and deposits or pays an amount that is different from the actual amount of such Collections, Servicer shall appropriately adjust the amount subsequently paid to Purchaser pursuant to Section 4.5(a) and promptly shall deliver written notice to each of Purchaser, Indenture Trustee, Backup Servicer and Note Purchaser of such adjustment.

(g) Not later than 5th Business Day after each Determination Date occurring in a calendar month preceding a Payment Date, the Servicer shall provide to the Backup Servicer via e-mail certain asset level information in form and substance to be agreed upon in good faith by Servicer, Backup Servicer and Note Purchaser, which shall include but not be limited to the following information: (x) for each Asset, the name and number of the related Obligor, the collection status, the loan status, the date of each scheduled payment, as applicable, and the Outstanding Principal Balance and, in the case of any Delayed-Draw Term Loan or Revolving Credit Facility, the unfunded amount of the Commitment thereunder, (y) the Borrowing Base and (z) the Eligible Asset Amount and such other items as may reasonably be expected in connection with the transactions contemplated by this Agreement.

Section 4.6 Termination of Servicer by Purchaser Following Servicer Event of Default.

(a) If a Servicer Event of Default occurs, Purchaser and Servicer will promptly notify Indenture Trustee, the Backup Servicer, and Note Purchaser and, so long as such Servicer Event of Default has not been remedied, Note Purchaser (or, if the Notes are no longer Outstanding, the Purchaser), by notice to Servicer (such notice, a “Servicer Termination Notice”), a copy of which will be provided to the Backup Servicer, may terminate all of the rights and obligations of Servicer under this Agreement; provided, however, that any such termination shall not release, discharge or relieve Servicer from any liabilities it may have hereunder or with respect to, or resulting from, such Servicer Event of Default, or any other breach by Servicer, or any failure by Servicer to perform or observe any covenant, term or condition to be performed or observed on its part, under this Agreement prior to such termination. Upon delivery to Servicer of a Servicer Termination Notice or upon the resignation of the Servicer, Purchaser is authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the termination of the Servicer and replacement of Servicer pursuant to Section 4.8.

(b) Upon termination of Servicer under Section 4.6(a), the predecessor Servicer shall cooperate with the successor Servicer and Purchaser in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement, including, as soon as practicable, (i) the transfer to such successor Servicer for administration by it of all cash amounts relating to the Purchased Assets that are held by the predecessor Servicer for deposit, or thereafter will be received with respect to the Purchased Assets and (ii) the delivery of the books, records and accounts maintained by Servicer with respect to the Purchased Assets and/or any Servicing Files in the Servicer’s possession. In no event, however, will Servicer be obligated to license its proprietary servicing software or other applications to any successor Servicer or any third party. All reasonable costs and expenses (including attorneys’ fees) incurred by Seller, Purchaser, Indenture Trustee, Note Purchaser, Backup Servicer, and the successor Servicer in connection with amending this Agreement to reflect such succession will be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses.

Section 4.7 Backup Servicer; Duties of Backup Servicer.

(a) Designation of the Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup

Servicer, hereunder from time to time in accordance with this Section 4.7. Until the Note Purchaser shall deliver to USBPS a Backup Servicer Termination Notice, USBPS is hereby designated as, and hereby agrees to perform the duties and obligations of, the backup servicer pursuant to the terms hereof.

(b) Successor Backup Servicer. Upon the Backup Servicer’s receipt of a Backup Servicer Termination Notice from the Indenture Trustee of the designation of a replacement Backup Servicer pursuant to the provisions of Section 4.10, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

(c) Duties of the Backup Servicer.

(i) Appointment. The Seller and the Indenture Trustee, as agent for the Secured Parties, each hereby appoints USBPS to act as Backup Servicer, for the benefit of the Indenture Trustee and the Secured Parties, as from time to time designated pursuant to Section 4.7. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein in such capacity.

(ii) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 4.10, Backup Servicer shall perform, on behalf of the Indenture Trustee and the Secured Parties, the following duties and obligations:

(1) Provided that it receives a Payment Date Report and the loan data pursuant to and within the time period specified in Section 4.5(e), Backup Servicer shall review such report to confirm, based solely on the asset level information provided to the Backup Servicer by the Servicer pursuant to Section 4.5(g) that such Payment Date Report is complete on its face and that the following items in such Payment Date Report have been accurately calculated: (A) the Borrowing Base, (B) the Backup Servicing Fee, (C) the Assets that are current and not past due, (D) the Assets that are 1 - 30 days past due, (E) the Assets that are 31 - 60 days past due, (F) the Assets that are 61 - 90 days past due, (G) the Assets that are 90+ days past due, (H) the Average Pool Delinquency Ratio, (I) the Average Pool Charged-Off Ratio and (J) the Available Excess Spread. The Backup Servicer by a separate written report shall notify the Indenture Trustee and the Servicer of any disagreements with a Payment Date Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

(2) If the Servicer disagrees with the Payment Date Report provided under paragraph (1) above by the

Backup Servicer or if the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Servicer if possible, and notify the Indenture Trustee of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the Backup Servicer in reconciling any discrepancies herein. If within 20 days after the delivery of the report provided under paragraph (1) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Indenture Trustee of the continued existence of such discrepancy. Following receipt of such notice by the Indenture Trustee, the Servicer shall deliver to the Indenture Trustee, the Secured Parties and Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

Section 4.8 Appointment of Successor Servicer.

(a) If Servicer is terminated pursuant to Section 4.6(a), it will continue to remain the Servicer under this Agreement until the date specified in the Servicer Termination Notice. If Servicer is terminated pursuant to Section 4.6(a) or resigns pursuant to Section 4.3, Servicer shall be entitled to receive, to the extent of funds available therefor pursuant to Section 5.6(b) or Section 8.2(b), as applicable, of the Indenture, the Servicing Fee accrued until the date that the Servicer is actually terminated in such capacity, together with the sum of (i) an amount equal to all unreimbursed Nonrecoverable Advances made by such Servicer which remain outstanding as of such date plus (ii) an amount equal to any other unreimbursed Servicer Advances (but solely to the extent of Collections received from time to time in respect of the Asset for which the Servicer Advances described in this clause (ii) were made) which remain outstanding as of such date. If Servicer resigns pursuant to Section 4.3, it will continue to remain the Servicer under this Agreement until the later of (i) the date 45 days from the delivery to Purchaser, Backup Servicer, Indenture Trustee and Note Purchaser of notice of such resignation in accordance with this Agreement and (ii) the date upon which Servicer is legally unable to act as Servicer, as specified in the notice of resignation and accompanying Opinion of Counsel. If Servicer resigns or is terminated under this Agreement, Note Purchaser (or, if the Notes are no longer Outstanding, the Purchaser) may appoint a successor Servicer. Such successor will accept its appointment by (i) entering into a servicing agreement with Purchaser having substantially the same provisions as the provisions of this Agreement applicable to Servicer, in a form acceptable to Purchaser and Note Purchaser and (ii) delivering a copy of such servicing agreement to the parties to such agreement and to Indenture Trustee, Servicer, Backup Servicer and Note Purchaser.

(b) If no Person has accepted its appointment as successor Servicer when the predecessor Servicer ceases to act as Servicer in accordance with

Section 4.8(a), Backup Servicer, without further action, shall be automatically appointed the successor Servicer, and Backup Servicer hereby agrees upon receipt of notice from the Purchaser or the Note Purchaser to accept such appointment and promptly begin the transition to its role as Servicer. However, if Backup Servicer is legally unable to act as successor Servicer (as evidenced by an Opinion of Counsel), Backup Servicer will provide notice of the same to the Purchaser and the Note Purchaser and appoint, or petition a court of competent jurisdiction to appoint, an established institution having a net worth of not less than $50,000,000 whose regular business includes the servicing of commercial loans, as successor to Servicer under this Agreement.

(c) Upon its acceptance of its appointment as successor Servicer, the successor Servicer will be the successor in all respects to the predecessor Servicer, entitled to all servicing compensation, and will be subject to all of the responsibilities, duties, and liabilities of the Servicer with respect to servicing functions under this Agreement; provided, however, that the Backup Servicer and successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided, that the Backup Servicer or successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer or the successor Servicer, as applicable, upon becoming a successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Backup Servicer or successor Servicer, as applicable, shall have no liability relating to the representations and warranties of the Servicer contained in this Agreement. In addition to the servicing compensation to which a Servicer is entitled hereunder, the Backup Servicer and successor Servicer shall be entitled to be reimbursed for expenses incurred in connection with the transition of servicing obligations hereunder and, the Backup Servicer, upon becoming the successor Servicer hereunder, shall be entitled to a successor engagement fee in accordance with the Backup Servicer Fee Letter.

(d) In connection with any appointment of a successor Servicer, Note Purchaser (or, if the Notes are no longer Outstanding, Purchaser), may make such arrangements for the compensation of such successor Servicer out of distributions on the Collateral as it and such successor Servicer may agree, provided that no such compensation will be in excess of the amount paid to the predecessor Servicer under this Agreement. Purchaser and the predecessor Servicer will take such action, consistent with this Agreement, as will be necessary to effectuate any such succession.

Section 4.9 Collection Account, Custodial Account and Holding Account.

(a) Establishment of Collection Account. On or before the Closing Date, Servicer will establish a segregated trust account, in the name of the Indenture Trustee, at a Qualified Institution or Qualified Trust Institution (which initially will be USBPS National Association) to be designated as “U.S. Bank National Association, as Indenture Trustee, as secured party for Newstar Warehouse Funding 2005 LLC” that will be designated as the “Collection Account.” The Collection Account will consist of two separate sub-accounts, respectively designated as the “Interest Collection Subaccount” and the “Principal Collection Subaccount.”

(b) Establishment of Custodial Account. On or before the Closing Date, Servicer will establish a segregated trust account, in the name of the Indenture Trustee, at a Qualified Institution or Qualified Trust Institution (which initially will be USBPS National Association) to be designated as “USBPS National Association, as Indenture Trustee, as secured party for Newstar Warehouse Funding 2005 LLC” that will be designated as the “Custodial Account.”

(c) Establishment of Holding Account. On or before the Closing Date, Servicer will establish a segregated trust account, in the name of the Indenture Trustee, at a Qualified Institution or Qualified Trust Institution (which initially will be USBPS National Association) to be designated as “U.S. Bank National Association, as Indenture Trustee, as secured party for Newstar Warehouse Funding 2005 LLC” that will be designated as the “Holding Account.”

(d) Control of the Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a “securities account” and (ii) except as otherwise expressly provided herein, the Indenture Trustee shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Indenture Trustee, the Custodian, or any other Securities Intermediary that holds any money or other property for the Seller in each Account to agree with the parties hereto that (A) the Cash and other property is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York. In no event may any Financial Asset held in each Account be registered in the name of, payable to the order of, or specially indorsed to, the Seller, unless such Financial Asset has also been indorsed in blank or to the Custodian or other Securities Intermediary that holds such Financial Asset in each Account. Without limitation of the foregoing, all monies deposited in, and other assets credited to, each Account pursuant to the Indenture and this Agreement will be held (i) by the Indenture Trustee (and under the sole dominion and control of the Indenture Trustee) as part of the Collateral until the Note Balance has been reduced to zero and the Collateral has been released pursuant to and in accordance with the terms of the Indenture and (ii) after the Note Balance has been reduced to zero and the Collateral has been released pursuant to and in accordance with the terms of the Indenture, by or on behalf of Purchaser, and in each case will be applied only upon the terms and conditions of the

Basic Documents. However, Servicer may make deposits to or request that the Indenture Trustee (or, after the Note Balance has been reduced to zero, Purchaser) make deposits to or withdrawals from each Account in accordance with the Indenture, this Agreement and the other Basic Documents. In addition, the Servicer may make withdrawals from the Holding Account solely to the extent specifically so provided in the Note Purchase Agreement.

(e) Agreement with Depository Institution. The Accounts will only be established at a Qualified Institution or Qualified Trust Institution that agrees in writing that:

(i) all securities, instruments, cash or other property delivered to it pursuant to the Indenture or this Agreement and all investments of funds held in the Collection Account will be promptly credited to the Collection Account and all investments of funds held in the Custodial Account will be promptly credited to the Custodial Account;

(ii) all securities, instruments, cash or other property credited to the Accounts will be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC of the State of New York (the “New York UCC”);

(iii) at all times prior to being notified in writing by the Indenture Trustee that the Note Balance has been reduced to zero and the Accounts have been released from the Lien of the Indenture, it will comply with “entitlement orders” (as defined in Section 8-102(a)(8) of the New York UCC) originated by the Indenture Trustee without further consent of the Issuer or any other Person; and

(iv) the law of the State of New York will constitute the securities intermediary’s jurisdiction.

(f) Compliance. If at any time an institution maintaining the Accounts ceases to be a Qualified Institution, Servicer will, with the Indenture Trustee’s or Purchaser’s assistance as necessary, within 10 Business Days, move the Accounts to another Qualified Institution.

(g) Withdrawal of Funds Not Constituting Collections. Servicer may direct Indenture Trustee to withdraw from the Collection Account and pay to Servicer amounts that do not constitute Collections for any Collection Period, or that were deposited into the Collection Account in error. Indenture Trustee may, but is not required to, request from Servicer reasonable documentation (which may be provided by reference to Servicer’s books and records) in connection with any such withdrawal instruction.

(h) Investment of Amounts in the Collection Account. So long as no Event of Default has occurred and is continuing, amounts on deposit in the Accounts will, to the extent permitted by Applicable Law, be invested as directed in writing by Servicer (or Person appointed by Servicer) to the Qualified Institution maintaining such account, and subject to Section 8.3 of the Indenture, in Permitted Investments that will not be sold prior to maturity and that mature no later than the Business Day preceding the Payment Date for the Collection Period to which such amounts relate. However, Servicer will not direct the Qualified Institution maintaining such account to make any investment of any funds or to sell any investment held in such account unless the security interest granted and perfected in such account in favor of Indenture Trustee will continue to be perfected in such investment or the proceeds of such sale, in each case, without any further action by any Person. If requested by Indenture Trustee (acting at the direction of Noteholders evidencing not less than a majority of the Note Balance of the Outstanding Notes), Servicer will deliver an Opinion of Counsel to Indenture Trustee with respect to the perfection of such security interest.

(i) Application of Investment Earnings and Losses. All investment earnings (net of losses) on amounts on deposit in the Accounts and any proceeds thereof will be for the account of Purchaser and deposited into the Collection Account.

(j) Tax Reporting of Investment Income. The parties intend that Purchaser will be disregarded as separate from Seller for U.S. federal income tax purposes. Accordingly, all investment income on amounts deposited to the Accounts will be reported for U.S. federal income tax purposes as earned by Purchaser and will be reported by Purchaser (or by such entity from which Purchaser may be disregarded as separate for U.S. federal income tax purposes).

(k) Reinvestment of Principal Collections and Distributions to Seller. On the terms and conditions hereinafter set forth, from time to time during the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Subaccount, direct the Indenture Trustee to withdraw such funds for the purpose of (i) reinvesting in additional Eligible Assets, (ii) making Optional Prepayments of the Note Balance pursuant to Section 2.7(c) of the Indenture or (iii) making a distribution to the Seller, provided, that the following conditions (the satisfaction of which (other than item (v)) shall be certified to the Indenture Trustee and the Note Purchaser by the Servicer pursuant to an Officer’s Certificate) are satisfied:

(i) all conditions precedent set forth in Section 2.02 and Section 3.01 of the Note Purchase Agreement have been satisfied, if applicable;

(ii) the Servicer provides same day written notice to the Indenture Trustee and the Note Purchaser by facsimile or by electronic mail (to be received no later than 1:00 p.m. (New York Time) on such day) of the request to withdraw Principal Collections and the amount thereof;

(iii) without limiting the generality of clause (i), above, the notice delivered pursuant to clause (ii) above shall be accompanied by a Notice of Incremental Note Balance in the form of Exhibit B to the Note Purchase Agreement, and a Borrowing Base Certificate and the same are executed by the Seller and at least one Authorized Officer of the Servicer (which Borrowing Base Certificate shall show that no Borrowing Base Deficiency shall exist either before or after giving effect to all of the proposed actions to be taken on such date);

(iv) without limiting the generality of clause (i), above, no Potential Event of Default, Event of Default or Servicer Event of Default shall have occurred either before or after giving effect to the proposed actions to be taken on such date;

(v) the Indenture Trustee provides to the Note Purchaser by facsimile or by electronic mail (to be received no later than 1:00 p.m. (New York Time) on that same date) a statement reflecting the total amount on deposit on such day in the Principal Collection Subaccount; and

(vi) upon the satisfaction of the conditions set forth in clauses (i) through (iv) above, the Indenture Trustee will release funds from the Principal Collection Subaccount to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Subaccount on such day.

Section 4.10 Removal of Backup Servicer.

(a) The Backup Servicer may be removed, with or without cause, by the Note Purchaser (with the prior consent of the Servicer, such consent not be unreasonably withheld, conditioned or delayed). In addition, the Backup Servicer may be removed by the Note Purchaser (without the consent of Servicer or any other Person) upon the occurrence and during the continuation of a material breach by the Backup Servicer of any representation, warranty or covenant of the Backup Servicer as set forth herein or upon an Insolvency Event with respect to the Backup Servicer. Any such termination shall be effected by notice (a “Backup Servicer Termination Notice”) given in writing to the Backup Servicer, the Servicer, the Purchaser and the Indenture Trustee. In the event of any such removal, a replacement Backup Servicer may be appointed by Note Purchaser with the consent of Servicer (such consent not to be unreasonably withheld, conditioned or delayed). It is understood that the Servicer shall conduct the preliminary negotiations as to fees with any proposed successor Backup Servicer, in consultation with the Note Purchaser. However, except as otherwise agreed to by the Note Purchaser with the consent of the Servicer (such consent not to be unreasonably withheld, conditioned or delayed), any successor Backup Servicer shall not be entitled to receive compensation for its services in excess of the compensation required to be paid to the Backup Servicer hereunder.

(b) Upon the Backup Servicer’s receipt of a Backup Servicer Termination Notice from the Indenture Trustee of the designation of a replacement Backup Servicer, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent. In addition to the conditions set forth in ARTICLE II and elsewhere in this Agreement, Purchaser’s obligation to make its initial purchase pursuant to ARTICLE II shall be subject to the following conditions precedent:

(a) Seller’s and Servicer’s representations and warranties set forth in Section 3.1 shall be true and correct as of the date hereof and as of the date of such initial purchase;

(b) Seller and Servicer shall have complied in all material respects with all covenants required by this Agreement to be complied with by them on or before the date hereof and on or before the date of such initial purchase;

(c) This Agreement, the Indenture and the Note Purchase Agreement have become effective in accordance with their respective terms (including the satisfaction or waiver of any and all conditions precedent set forth therein);

(d) Purchaser shall have received:

(i) this Agreement duly executed on behalf of Seller and Servicer;

(ii) certificates of the Secretary (or other appropriate officer) of Seller and Servicer, in form and substance reasonably satisfactory to Purchaser, evidencing the due authorization, execution and delivery by Seller and Servicer of this Agreement and the due authorization by Seller and Servicer of the performance of their respective obligations under this Agreement (including the names of the officers of Seller and Servicer who have executed this Agreement, and evidence of the incumbency of such officers);

(iii) an Opinion of Counsel to Seller and Servicer regarding corporate matters in form and substance reasonably satisfactory to (and delivered by counsel reasonably satisfactory to) Purchaser; and

(iv) copies of the most recent quarterly unaudited and annual audited financial statements of each of Seller and Servicer.

(e) Purchaser and Seller each (i) acknowledges that the Note Purchaser, in acquiring the Initial Note and Additional Note Balances from time to time thereunder, is relying on the satisfaction of each of the conditions set forth in this Section 5.1 with respect to the acquisition by Purchaser of each Purchased Asset and (ii) agrees, for the benefit of the Note Purchaser, that the conditions set forth in this Section 5.1 may not be amended, modified or waived without the prior written consent of the Note Purchaser.

ARTICLE VI

COVENANTS

Section 6.1 Substitution of Assets; Repurchase or Substitution of Warranty Assets; Repurchase of Charged-Off Assets.

(a) Substitution of Assets. On any day prior to the occurrence of an Event of Default, a Potential Event of Default or a Servicer Event of Default (and after the occurrence of such an event at the sole discretion of the Note Purchaser), the Seller may, subject to the conditions set forth in this Section 6.1 and subject to the other restrictions contained herein, replace any Purchased Asset with one or more Eligible Assets (each, a “Substitute Asset”); provided, that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(i) the Seller has recommended to the Note Purchaser (with a copy to the Custodian) in writing that the Purchased Asset to be replaced should be replaced (each, a “Replaced Asset”);

(ii) each Substitute Asset is an Eligible Asset on the date of substitution;

(iii) after giving effect to any such substitution, the Note Balance does not exceed the lesser of (i) the Borrowing Base and (ii) the Note Purchase Obligation Limit;

(iv) for purposes only of substitutions pursuant to Section 6.1(b) undertaken because a Purchased Asset has become a Warranty Asset, the sum of the Outstanding Principal Balances of such Substitute Assets shall be equal to or greater than the sum of the Outstanding Principal Balances of the Replaced Assets;

(v) for purposes only of substitutions pursuant to Section 6.1(b) undertaken because a Purchased Asset has become a Warranty Asset, such Substitute Assets, at the time of substitution by the Seller, shall have no greater Weighted Average Life, and no lower Weighted Average Loan Margin or Weighted Average Loan Rate, than the Replaced Assets;

(vi) all representations and warranties of the Seller contained in Section 3.1 and Section 3.2 shall be true and correct as of the date of substitution of any such Substitute Asset;

(vii) the substitution of any Substitute Asset does not cause an Event of Default or a Potential Event of Default to occur;

(viii) the sum of (1) the Outstanding Principal Balances of all Purchased Assets that are Substitute Assets plus (2) the Outstanding Principal Balances of all Purchased Assets that have been sold to Affiliates pursuant to Discretionary Sales does not exceed 15% of the highest Eligible Asset Amount of any month during the 12 month period immediately preceding such date of determination;

(ix) the sum of the Outstanding Principal Balances of all Substitute Assets substituted for Delinquent Assets, Charged-Off Assets and Warranty Assets shall not exceed 10% of the highest Eligible Asset Amount of any month during the 12 month period immediately preceding such date of determination;

(x) the Seller shall deliver to the Indenture Trustee and the Note Purchaser on the date of such substitution a certificate of an Authorized Officer certifying that each of the foregoing is true and correct as of such date; and

(xi) each Purchased Asset that is replaced pursuant to the terms of this Section 6.1 shall be substituted only with another Purchased Asset that meets the foregoing conditions.

In addition, Seller shall in connection with such substitution deliver the documents described in Section 2.2 to Custodian and the related Servicing File to the Servicer. In connection with any such substitution, the Purchaser shall, automatically and without further action, be deemed to transfer to Seller, free and clear of any Lien created pursuant to this Agreement and the other Basic Documents, all of the right, title and interest of the Purchaser, in, to and under such Replaced Asset, but without any other representation and warranty of any kind, express or implied. Purchaser shall, at the sole expense of Servicer, execute such documents and instruments of transfer as may be prepared by Servicer on behalf of Seller and take other such actions as shall reasonably be requested by Seller to effect the transfer of such Asset pursuant to this Section 6.1.

(b) Repurchase or Substitution of Warranty Assets. Not later than the second (2nd) Business Day after (A) Seller acquires notice or knowledge of a breach of any representation or warranty set forth in Section 3.2 with respect to any Purchased Asset on the date that such representation or warranty was made or (B) Seller fails to cure a non-compliance with one or more Review Criteria within the time period specified in Section 3.2(d) of the Indenture (any such Purchased Asset, a “Warranty Asset”), Seller shall (i) provide written notice to Purchaser, Indenture Trustee and Note

Purchaser identifying the related Warranty Asset and specifying the nature of such breach and (ii) either (x) repurchase such Warranty Asset in accordance with the next following sentence or (y) provide evidence reasonably satisfactory to the Note Purchaser that a capital call has been made on one or more of Seller’s equity investors for the purpose of funding, and in an amount sufficient to fund, the repurchase of such Warranty Asset. In any and all events, not later than the 20th day (or, if such 20th day is not a Business Day, the next Business Day) after Seller acquires notice or knowledge that any Purchased Asset is a Warranty Asset, Seller shall either: (i) repurchase such Purchased Asset by making a deposit to the Collection Account (to be treated as Collections and applied on the Payment Date immediately following the Collection Period during which such deposit was made pursuant to Section 8.2 of the Indenture) in immediately available funds in an amount equal to the sum of (a) the Outstanding Principal Balance of such Loan, (b) any outstanding Servicer Advance thereon, (c) any Accruals, (d) all termination payments and other similar amounts arising as a result thereof and owed to the related Hedge Counterparty for any termination of one or more Interest Rate Hedges, in whole or in part, as required by the terms of any related Interest Rate Agreement and (e) any out-of-pocket costs and actual damages incurred by the Note Purchaser, the Indenture Trustee or any Noteholder in connection with any violation, or alleged violation, by such Purchased Asset of any predatory or abusive lending law which is an Applicable Law (the sum of the amounts described in the foregoing clauses (a) through (e), the “Repurchase Price”); or (ii) subject to the satisfaction of the conditions in Section 6.1(a), substitute for such Warranty Asset a Substitute Asset. Upon confirmation of the deposit of such Repurchase Price into the Collection Account or the delivery by the Seller of a Substitute Asset for each Warranty Asset (the “Repurchase Date”), such Warranty Asset shall not be included in the Borrowing Base and, as applicable, the Substitute Asset shall be included in the Collateral. Upon the Repurchase Date of each Warranty Asset, Purchaser shall automatically and without further action be deemed to transfer, assign and set-over to the Seller, without recourse, representation or warranty (other than that the Purchaser owns such Asset and such transfer by Purchaser is free and clear of any Lien), all the right, title and interest of the Purchaser in, to and under such Warranty Asset and all future monies due or to become due with respect thereto, the Related Property, all Proceeds of such Warranty Asset, and Recoveries and Transferred Rights relating thereto, all rights to security for any such Warranty Asset, and all Proceeds and products of the foregoing. Purchaser shall, at the sole expense of Servicer, execute such documents and instruments of transfer as may be prepared by Servicer on behalf of Seller and take other such actions as shall reasonably be requested by Seller to effect the transfer of such Warranty Asset pursuant to this Section 6.1.

(c) Repurchase of Charged-Off Assets.

(i) In the event a Purchased Asset becomes a Charged-Off Asset, on the immediately following Payment Date, Servicer is hereby granted an assignable option (a “Purchase Option”‘) to purchase such Charged-Off Asset at a price (the “Option Price”) equal to the Fair Market Value thereof. Servicer may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Charged-Off Asset to any party at any time after the related Loan becomes a Charged-Off Asset.

Servicer shall notify Indenture Trustee, Custodian, and Note Purchaser of such purchase and such notice shall include the purchaser’s name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the purchaser. Any transfer by the Servicer of its Purchase Option and any exercise of such Purchase Option by the Servicer or any other holder thereof shall be subject, in each case, to the conditions that (i) no Event of Default, Potential Event of Default or Servicer Event of Default has occurred and is continuing and (ii) both before and after giving effect to such purchase the Note Balance does not exceed the lesser of (A) the Borrowing Base and (B) the Note Purchase Obligation Limit. If not exercised earlier, the Purchase Option with respect to any Charged-Off Asset shall automatically terminate (i) once the Related Loan is no longer a Charged-Off Asset; provided, however, that if such Purchased Asset subsequently becomes a Charged-Off Asset, the related Purchase Option shall again be exercisable, (ii) upon the acquisition, by or on behalf of the Seller, of title to the Related Property through foreclosure or deed in lieu of foreclosure, (iii) upon the modification or pay-off, in full or at a discount, of such Charged-Off Asset in connection with a workout, (iv) upon a repurchase or substitution of a Charged-Off Asset pursuant to Section 6.l(b) or (v) on the Business Day immediately preceding the last day of the next calendar quarter after the Payment Date upon which the related Purchase Option first became exercisable. The sum of the Outstanding Principal Balances of Purchased Assets with respect to which the Servicer may exercise its Purchase Option on any date of determination before the Facility Maturity Date shall not exceed 10% of the highest Eligible Asset Amount of any month during the 12 month period immediately preceding such date of determination.

(ii) Upon a Purchased Asset becoming a Charged-Off Asset, the Servicer or its assignee, as applicable, may exercise the Purchase Option by providing Indenture Trustee, Custodian and Note Purchaser at least five days prior written notice thereof (the “Purchase Option Notice”), which notice shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 6.l(c)(i). The exercise of any Purchase Option pursuant to this clause (ii) shall be irrevocable.

(iii) Unless and until the Purchase Option with respect to a Charged-Off Asset is exercised, the Servicer shall pursue such other resolution strategies available hereunder with respect to such Charged-Off Asset, including, without limitation, workout and foreclosure, as the Servicer may deem appropriate and consistent with the terms of this Agreement (including Section 4. l(i)), in each case with a view towards the maximization of the recovery on such Purchased Asset for the benefit of the Secured Parties (as a collective whole) on a present value basis.

(iv) The Servicer shall act on behalf of the Purchaser and for the benefit of the Secured Parties in negotiating and taking any other action necessary or appropriate in connection with the exercise of a Purchase Option, including the collection of all amounts payable in connection therewith. Any sale of a Charged-Off Asset (pursuant to a Purchase Option) shall be without recourse to, or representation or warranty by, Purchaser, Custodian, Indenture Trustee, Note Purchaser, Servicer or Seller (other than a representation, on the part of the Purchaser, that the Purchaser owns such Asset and such transfer by Purchaser is free and clear of any Lien created by the Purchaser).

(v) Upon exercise of a Purchase Option, the Servicer or its assignee, as applicable, shall be required to pay the Option Price on the Payment Date immediately following the date the Servicer or its assignee, as applicable, exercises its Purchase Option, and the Option Price shall be deposited into the Collection Account to be included as a part of Collections applied on such Payment Date pursuant to Section 8.2(b) of the Indenture. Upon receipt of an Officer’s Certificate from the Servicer to the effect that such deposit has been made, Purchaser and Indenture Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Servicer or its assignee, as applicable, ownership of the Charged-Off Asset. Upon receipt of a request for release and receipt of documents, the party then holding the related Purchased Asset File shall release or cause to be released to the Servicer or its assignee, as applicable, the related Purchased Asset File.

(vi) The Servicer may sell or purchase, or permit the sale or purchase of, a Charged-Off Asset only on the terms and subject to the conditions set forth in this Section 6.1.

(vii) The Servicer shall provide to the Note Purchaser, the Indenture Trustee and/or the Purchaser, upon the request of such party, all such documentation reasonably requested by such Person in connection with any determination of Fair Market Value for purposes of this Section 6.1(c).

Section 6.2 Optional Sales.

(a) Prior to the occurrence of an Event of Default or a Potential Event of Default, on any Optional Sale Date, Purchaser shall have the right to sell and assign to one or more Persons (each such Person, an “Optional Sale Acquiror”) all or a portion of the Collateral one or more Purchased Assets designated by the Purchaser (each, an “Optional Sale”) in connection with a prepayment of all or a portion of the Notes, as an Optional Prepayment pursuant to Section 2.7(c) of the Indenture, subject to the following terms and conditions:

(i) The Purchaser shall have given the Indenture Trustee and the Note Purchaser at least 10 Business Days’ (or such lesser time period as may be approved by the Indenture Trustee and the Note Purchaser) prior written notice of its intent to effect an Optional Sale (it being understood that Purchaser shall have the right to withdraw any such notice);

(ii) Any Optional Sale shall be in connection with a Term Securitization;

(iii) Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Payment Date Report), the Servicer shall have delivered to Indenture Trustee and Note Purchaser a certificate and evidence to the reasonable satisfaction of Indenture Trustee and Note Purchaser (which evidence may consist solely of a certificate from Servicer) that Purchaser shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement;

(iv) After giving effect to the proposed Optional Sale and the release and assignment by the Indenture Trustee to the Optional Sale Acquirer of all or a portion of the Purchased Assets on any Optional Sale Date, (a) the remaining Note Balance shall not exceed the lesser of the Borrowing Base and the Note Purchase Obligation Limit, (b) the representations and warranties contained in Section 3.1 and Section 3.2 shall continue to be correct in all material respects, except to the extent relating to an earlier date and (c) neither an Event of Default nor a Potential Event of Default shall have resulted;

(v) On the related Optional Sale Date, Servicer, Indenture Trustee, Custodian, Backup Servicer and Secured Parties, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Note Balance to be prepaid in connection with such Optional Sale plus (b) an amount equal to all accrued and unpaid interest on the Notes to the extent reasonably determined by the Note Purchaser to be attributable to that portion of the Note Balance to be paid in connection with the Optional Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to Servicer, Indenture Trustee, Custodian, Backup Servicer and the Secured Parties under this Agreement and the other Basic Documents, to the extent accrued to such date and to accrue thereafter to the next Payment Date (including, without limitation, termination payments and any other payments owing to the Hedge Counterparties in respect of the termination of any Interest Rate Hedges) in each case to the extent attributable to the Purchased Assets released to the Purchaser in connection with such Optional Sale; provided, that the Indenture Trustee and the Note Purchaser shall have the right to determine whether the amount paid (or proposed to be paid) by Purchaser on the Optional Sale Date is sufficient to satisfy the requirements of clauses (iii), (iv) and (v) and is sufficient to reduce the Note Balance to the extent requested by Purchaser in connection with the Optional Sale; and

(vi) On or prior to the 2nd Business Day preceding each Optional Sale Date, Purchaser (or the Servicer, on behalf of the Purchaser) shall have delivered to Indenture Trustee, Note Purchaser and Custodian a list specifying all Assets to be sold and assigned pursuant to such Optional Sale.

(b) In connection with any Optional Sale, following payment and receipt of the amounts referred to in clause (v) of Section 6.2(a) above by the Secured Parties and the other Persons referred to therein, and upon satisfaction of the other conditions set forth in Section 6.2(a), there shall be sold and assigned to the Optional Sale Acquiror, without recourse, representation or warranty (other than that the Purchaser owns such Asset and such transfer by Purchaser is free and clear of any Lien) all of the right, title and interest of the Purchaser, in, to and under the Purchased Assets so released to the Optional Sale Acquiror and such Purchased Assets shall be released from the Lien of the Indenture (subject to the requirements of Clause (iv) above) pursuant to and in accordance with Section 2.9 of the Indenture.

(c) The Purchaser hereby agrees to pay (and, if the Purchaser does not pay, the Seller agrees to pay) any Assignment Fees, together with the reasonable legal fees and expenses of the Secured Parties, Backup Servicer, Indenture Trustee and Custodian in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Indenture Trustee and any other party having an interest in the Collateral in connection with such Optional Sale).

(d) In connection with any Optional Sale, on the related Optional Sale Date, Indenture Trustee, on behalf of the Secured Parties, shall, at the expense of the Seller (i) execute such instruments of release with respect to the portion of the Collateral to be sold, in recordable form if necessary, in favor of Purchaser or its designee as Purchaser may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Purchaser in its possession to Purchaser or its designee and (iii) otherwise take such actions, and cause or permit Custodian to take such actions, as are necessary and appropriate to release the Lien of the Indenture on the portion of the Collateral to be released and release and deliver to the Purchaser or its designee such portion of the Collateral to be released to Purchaser.

Section 6.3 Discretionary Sales.

(a) Prior to the occurrence of an Event of Default or a Potential Event of Default, on any Discretionary Sale Date, Purchaser shall have the right to prepay all or a portion of the Note Balance in connection with the sale and assignment to an unaffiliated third party purchaser or an Affiliated purchaser, of one or more Purchased Assets (each, a “Discretionary Sale”), subject to the following terms and conditions:

(i) At least one Business Day prior to each Discretionary Sale Date, Purchaser shall have given to Seller, Note Purchaser, Indenture Trustee and Custodian written notice of its intent to effect a Discretionary Sale (each such notice, a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Purchased Assets to be sold and assigned pursuant to such Discretionary Sale;

(ii) Any Discretionary Sale shall be made by the Purchaser to an unaffiliated third party purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which the Purchaser makes no representations, warranties (other than that the Purchaser owns such Asset and such transfer by Purchaser is free and clear of any Lien created by the Purchaser) or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale;

(iii) No Discretionary Sale shall be made unless the Eligible Asset Amount is greater than $100 million at such date of determination;

(iv) Servicer shall deliver to Indenture Trustee and Note Purchaser a certificate and evidence to the reasonable satisfaction of Indenture Trustee and Note Purchaser (which evidence may be included in the Monthly Report to be delivered with respect to the Discretionary Sale Date) that (x) Purchaser shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement, and (y) the aggregate Outstanding Principal Balance of the Purchased Assets that are the subject of the proposed Discretionary Sale to any Affiliate, together with the aggregate Outstanding Principal Balance of the Purchased Assets sold in all other Discretionary Sales made in the preceding 12 month period to Affiliates, shall not exceed 7.5% of the highest Eligible Asset Amount of any month during the 12 month period immediately preceding such date of determination. In effecting a Discretionary Sale, the Seller may use the Sale Proceeds of sales of the Collateral to satisfy its remittance obligations hereunder;

(v) After giving effect to the Discretionary Sale and the assignment to Seller of the Collateral on any Discretionary Sale Date, (a) the remaining Note Balance shall not exceed the lesser of the Note Purchase Obligation Limit and the Borrowing Base, (b) the representations and warranties contained in Section 3.1 and Section 3.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (c) neither an Event of Default nor a Potential Event of Default shall have resulted; and

(vi) On the related Discretionary Sale Date, Servicer, Indenture Trustee, Custodian, Backup Servicer and the Secured Parties, as applicable, shall have received, in immediately available funds, an amount equal to the sum of (a) the portion of the Note Balance to be prepaid in connection with such Discretionary Sale plus (b) an amount equal to all accrued and unpaid interest on the Notes to the extent reasonably determined by the Note Purchaser to be attributable to that portion of the Note Balance to be paid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to Servicer, Indenture Trustee, Custodian, Backup Servicer and the Secured Parties under this Agreement and the other Basic Documents, to the extent accrued to such date and to accrue thereafter to the next Payment Date (including termination payments and any other payments owing to the Hedge Counterparties in respect of the termination of any Interest Rate Hedges) in each case to the extent attributable to the Collateral to be sold by the Seller in connection with such Discretionary Sale; provided, that the Indenture Trustee and the Note Purchaser shall have the right to determine whether the amount paid (or proposed to be paid) by the Seller on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (iii), (iv) and (v) and is sufficient to reduce the Note Balance to the extent requested by the Seller in connection with the Discretionary Sale.

(b) In connection with any Discretionary Sale, following payment and receipt of the amounts referred to in clause (vii) above to the Secured Parties and the other Persons referred to therein, there shall be sold and assigned to such Person as is directed by the Purchaser without recourse, representation or warranty (other than that the Purchaser owns such Purchased Asset and such transfer by Purchaser is free and clear of any Lien created by the Purchaser) all of the right, title and interest of Purchaser in, to and under the portion of the Collateral so purchased and such portion of the Collateral so purchased shall be released from the Lien of the Indenture (subject to the requirements of clauses (iii), (iv), (v) and (vi) above) pursuant to and in accordance with Section 2.9 of the Indenture (subject to the requirements of clause (v) above).

(c) The Purchaser hereby agrees to pay (and, if the Purchaser does not pay, the Seller agrees to pay) any Assignment Fees together with the reasonable legal fees and expenses of the Note Purchaser, the Indenture Trustee and the Secured Parties in connection with any Discretionary Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Indenture Trustee).

Section 6.4 Application of Proceeds of Optional Sale or Discretionary Sale. Any Sale Proceeds received in connection with an Optional Sale or a Discretionary Sale shall be deposited into the Interest Collection Subaccount (to the extent constituting Interest Collections) and into the Principal Collection Subaccount (to the extent constituting Principal Collections), to be applied in accordance with this Agreement, the Indenture and the other Basic Documents.

Section 6.5 Procedures for Repurchase of Purchased Assets. On the date of any sale, substitution or repurchase by Seller of any Purchased Asset pursuant to Section 6.1, Section 6.2 or Section 6.3, Purchaser shall deliver to Seller the following:

(a) the Loan Note, if any, representing such Purchased Asset, indorsed to Seller;

(b) a Loan Assignment Document, in form and substance reasonably satisfactory to Seller or Servicer, as the case may be, effecting the Assignment (as of such date) by Purchaser to Seller or Servicer, as the case may be, of the applicable Purchased Asset; and

(c) any other documents, certificates or records relating to the applicable Purchased Asset in the possession of Purchaser, Servicer or Indenture Trustee.

Section 6.6 Annual Designation of Non-Securitizable Loans and Removal from Borrowing Base. On each anniversary of the Closing Date (or, if such day is not a Business Day, the next Business Day), Note Purchaser may designate, by notice to Seller and Purchaser, one or more Eligible Assets that Note Purchaser has determined in its reasonable discretion, would be ineligible for inclusion as funded collateral in a term securitization that is rated by S&P, Moody’s and/or Fitch (such Loans, “Non-Securitizable Loans”). Thereafter, each Non-Securitizable Loan shall be excluded from (and not thereafter included in) the Borrowing Base within 30 days after such notice.

Section 6.7 Delivery of Financial Statements. Each of Seller and Servicer shall deliver, or cause to be delivered, to Purchaser (with a copy to the Backup Servicer):

(a) within 60 days following the last day of each fiscal quarter of Seller and Servicer, as the case may be, a copy of Seller’s and Servicer’s unaudited financial statements for such fiscal quarter; and

(b) within 90 days following the last day of each fiscal year of Seller and Servicer, as the case may be, a copy of Seller’s and Servicer’s audited financial statements for such fiscal year.

Seller and Servicer will each continue to prepare audited financial statements sufficient to meet the requirements of this Section 6.7 at all times through and including the Final Termination Date. So long as NewStar Financial, Inc. remains the Servicer, each financial statement delivered pursuant to Section 6.7(a) or Section 6.7(b) shall be accompanied by a certificate of an Authorized Officer of the Servicer which sets forth the Consolidated Tangible Net Worth of NewStar Financial, Inc. as of the date of the related financial statements, and contains a certification to the effect that, as of such date, either (1) a Servicer Event of Default pursuant to clause (g) of the definition thereof had occurred and was continuing or (2) no such Servicer Event of Default had occurred and was continuing.

Section 6.8 Inspection.

(a) Each of Seller and Servicer shall provide Purchaser, Indenture Trustee, Backup Servicer, and Note Purchaser with ongoing access to (i) any and all Loan Documents and other documents in its possession with respect to any Purchased Asset, (ii) the accounts, records, procedures, documents and computer systems maintained by Seller, Servicer and their respective Affiliates with respect to origination and servicing of the Purchased Assets and (iii) a knowledgeable officer of Seller and Servicer to respond to questions and provide information with respect to the origination and servicing of the Purchased Assets.

(b) Seller and Servicer each shall provide the access described in Section 6.8(a) during the period beginning on the Closing Date and continuing through and including the date on which the Note Balance has been reduced to zero and all other amounts due on the Notes have been paid in full, at such times as Purchaser, Backup Servicer, Indenture Trustee or Note Purchaser, as the case may be, may direct, but only upon reasonable notice and during the normal business hours of the respective offices of Seller or Servicer, as the case may be. Nothing in this Section 6.8 will affect the obligation of Seller or Servicer, as the case may be, to observe any Applicable Law or confidentiality obligation prohibiting disclosure of information or to observe any licensing or similar agreement to which it is subject.

Section 6.9 Reporting Requirements. Seller and Servicer shall:

(a) promptly notify Purchaser (with a copy to the Backup Servicer) in writing of any Event of Default or Potential Event of Default of which Seller or Servicer, as the case may be, has actual knowledge or notice, which notice shall specify the nature and circumstances of such Event of Default or Potential Event of Default;

(b) furnish to Purchaser (with a copy to the Backup Servicer) written notice of any event that is reasonably likely to affect materially and adversely the ability of Seller or Servicer to perform its obligations under this Agreement as soon as practicable and in any event within one (1) Business Day after Seller or Servicer, as the case may be, has knowledge or notice of such event;

(c) promptly furnish to Purchaser such other information regarding (i) the Purchased Assets, (ii) the Loan Documents, (iii) the Payment Obligations or (iv) the condition or operations, financial or otherwise, of Seller and Servicer, in each case as Purchaser may reasonably request; and

(d) furnish promptly to Purchaser and Note Purchaser all notices received by it which relate to any restructuring or amendment of any Purchased Asset that constitutes a DIP Loan.

Nothing contained in this Section 6.9 will affect the obligation of Seller or Servicer, as the case may be, to observe any Applicable Law or confidentiality obligation prohibiting disclosure of information or to observe any licensing or similar agreement to which it is subject.

Section 6.10 Market Gains and Market Losses. Purchaser shall not acquire or dispose of the Loans for the primary purpose of recognizing market gains or decreasing market losses.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 7.1 Seller’s Indemnification Obligations. Seller shall indemnify, defend, and hold harmless Purchaser, Backup Servicer, Indenture Trustee and their respective officers, directors, agents, partners, members, employees and Affiliates (each, an “Indemnified Party”) from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) that any such Indemnified Party incurs or suffers as a result of, or arising out of (a) any of the representations or warranties of Seller in this Agreement, any other Basic Document or any other document delivered pursuant to or in connection with this Agreement or any other Basic Document having been false or incorrect in any material respect when made or deemed to be made, or a breach by Seller of any of its covenants or agreements in this Agreement or any other Basic Document, (b) any setoff rights exercised against the Seller under any Purchased Asset by the related Borrower or any other Obligor or (c) Seller’s obligations and liabilities with respect to, or in connection with, any Purchased Asset, resulting from facts, events, or circumstances arising or occurring with respect to such Purchased Asset prior to the close of business on the related Purchase Date. In no event shall Seller or any of its Affiliates or any of their respective directors, members, officers, employees, or agents be liable to any Indemnified Party pursuant to this Section 7.1 for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits in connection with or under this Agreement).

Section 7.2 Servicer’s Indemnification Obligations. Servicer shall indemnify, defend, and hold the Indemnified Parties harmless from and against any Losses that Indemnified Parties incur or suffer as a result of, or arising out of any of the representations or warranties of Servicer in this Agreement, any other Basic Document or any other document delivered pursuant to or in connection with this Agreement or any other Basic Document having been false or incorrect in any material respect when made or deemed to be made, or a breach by Servicer of any of its covenants or agreements in this Agreement or any other Basic Document. In no event shall Servicer or any of its Affiliates or any of their respective directors, members, officers, employees, or agents be liable to any Indemnified Party pursuant to this Section 7.2 for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits in connection with or under this Agreement).

Section 7.3 Third Party Claims. If a third party commences any action or makes any demand against any Indemnified Party for which such Indemnified Party is entitled to indemnification by any Person (such Person, the “Indemnifying Party”) under Section 7.1 or Section 7.2 (a “Third-Party Claim”), such Indemnified Party will promptly notify the applicable Indemnifying Party in writing of such action or demand; provided, however, that if the Indemnified Party assumes the defense of the action and fails to provide prompt notice to the applicable Indemnifying Party, such failure shall not limit, in any way, the obligation of the applicable Indemnifying Party to indemnify the Indemnified Party, except to the extent that such failure materially prejudices the ability of the applicable Indemnifying Party to defend the action. The Indemnifying Party, with respect to any Third-Party Claim, may, at its own expense and without limiting its obligation to indemnify the Indemnified Party (i) participate in the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (ii) assume the defense of such action with counsel reasonably acceptable to the Indemnified Party. In any event, the applicable Indemnifying Party has assumed the defense of any Third-Party Claim, such Indemnifying Party shall provide the applicable Indemnifying Parties with copies of all notices, pleadings, and other papers filed or served in such action. If the Indemnifying Party assumes the defense of any such Third-Party Claim, the Indemnified Party must consent in writing to the entry of any settlement or compromise in respect thereof (which consent shall not be unreasonably withheld or delayed) that attributes liability to the Indemnified Party and if an Indemnified Party does not consent to the settlement or compromise within a reasonable time under the circumstances (which “reasonable time” shall in no event be less than five (5) Business Days following the date on which the Indemnified Party receives a written request for such consent, together with a written instrument setting forth all of the material terms of such settlement or compromise), the Indemnifying Party shall not thereafter be obligated to indemnify the Indemnified Party in respect of such Third-Party Claim for any amount in excess of such proposed settlement or compromise.

Section 7.4 Continuing Obligation. Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the parties to this Agreement and survives termination of this Agreement and the Termination Date, and it is not necessary for any Indemnified Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Costs and Expenses.

(a) Subject to Section 8.l(b), and except as otherwise set forth herein and in the other Basic Documents, the parties to this Agreement agree to bear their own respective legal and other costs and expenses incurred in connection with the implementation and consummation of the Transactions and their respective obligations under this Agreement and the other documents delivered pursuant to and in connection with this Agreement from and after the date of this Agreement (including, without limitation, all fees and disbursements of independent accountants, income and franchise taxes imposed on each party to this Agreement and expenses incurred by Servicer in connection with remittance of Distributions and reports and enforcement of the Purchased Assets).

(b) Notwithstanding Section 8.1(a) but subject to Section 8.1(c), the parties to this Agreement agree that Seller shall be responsible for, and shall pay when due and payable, all transfer, filing and recording fees, taxes, costs and expenses, and all state or county documentary taxes, if any, with respect to the filing or recording of any document or instrument contemplated by this Agreement, including any such fees, taxes, costs or expenses incurred in connection with the execution, delivery and recording of the Assignment, of any Purchased Asset pursuant to a sale of such Purchased Asset pursuant to Section 2.1 or a repurchase or substitution of such Purchased Asset pursuant to this Agreement or any other Basic Document by the Seller except as otherwise expressly provided herein. Seller shall also be responsible for, and shall pay when due and payable, all legal fees and other costs and expenses incurred in connection with the preparation, execution, delivery and recording of the Loan Assignment Document, or otherwise in connection with the Assignment, of any Loan pursuant to a sale of such Purchased Asset pursuant to Section 2.1 or a repurchase or substitution of such Purchased Asset pursuant to this Agreement or any other Basic Document by the Seller except as otherwise expressly provided herein.

(c) Seller shall pay, waive, or cause to be waived, the Assignment Fee payable with respect to any Assignment or other transfer of such Purchased Asset, including, without limitation, in connection with the sale of such Purchased Asset pursuant to Section 2.1 or a repurchase or substitution of such Purchased Asset by the Seller except as otherwise expressly provided herein.

Section 8.2 Receipt of Distributions by Party Not Entitled Thereto.

(a) If, at any time on or after (A) the Acquisition Date with respect to any Loan, Seller receives a Distribution or (B) the Repurchase Date, if any, with respect to any Purchased Asset, Purchaser receives a Distribution, then, in either case, the party receiving such Distribution (such party, the “Distribution Payor”) shall (i) accept and hold the Distribution for the account and sole benefit of the other party (such other party, the “Distribution Payee”), (ii) have no equitable or beneficial interest in the Distribution, and (iii) deliver the Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Distribution, in no event later than the 2nd Business Day after the date on which the Distribution Payor receives it) to the Distribution Payee in the same form received and, when necessary or appropriate, with the Distribution Payer’s endorsement (without recourse, representation, or warranty), if applicable, except to the extent prohibited under any Applicable Law.

(b) If a Distribution received by a Distribution Payor under the circumstances described in clause (A) or (B) of Section 8.2(a) includes securities, the Distribution Payor shall, to the extent permissible by law, endorse (without recourse) or use reasonable efforts to assist the Distribution Payee to cause to be registered in the Distribution Payee’s name, or such name as the Distribution Payee may direct (at the Distribution Payee’s sole expense, if Seller is the Distribution Payee, and otherwise at the Distribution Payer’s sole expense) in writing and deliver such securities to the Distribution Payee or to such Person as the Distribution Payee may direct as soon as practicable. Pending such transfer, the Distribution Payor shall hold the same on behalf and for the sole benefit of the Distribution Payee, and the Distribution Payor shall have no legal, equitable or beneficial interest in any such Distribution. Subject to Applicable Law, and the applicable Loan Documents, the Distribution Payee is entitled to receive any Distribution to be remitted by the Distribution Payor under this Agreement without the withholding of any tax. If the Distribution Payor receives a Distribution that it is required to remit to the Distribution Payee, the Distribution Payor will furnish to the Distribution Payee such forms, certifications, statements and other documents as the Distribution Payor may reasonably request in writing to evidence the Distribution Payee’s exemption from the withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable the Distribution Payor to comply with any Applicable Laws, and the Distribution Payor may refrain from remitting such Distribution until such forms, certifications, statements, and other documents have been so furnished.

(c) If a Distribution received by the Distribution Payor and transferred to the Distribution Payee pursuant to this Section 8.2 has been made to the Distribution Payor wrongfully or in error, and is required to be returned or disgorged by Seller, upon receipt of notice thereof from the Distribution Payor or actual knowledge thereof by the Distribution Payee, the Distribution Payee shall promptly return such Distribution to Seller together with all related interest and charges payable by the Distribution Payor.

Section 8.3 Notices.

(a) All communications, notices or other information sent under this Agreement shall be in writing, hand-delivered or sent by overnight courier or telecopier or electronic mail, addressed to the relevant Person at its address, facsimile number or electronic mail address specified on Schedule 1 or at such other address or facsimile number as such Person may request in writing. All such communications and notices shall be effective upon receipt.

(b) If Seller receives any notices, correspondence or other documents in respect of any Purchased Asset, or the Related Loan or Loan Documents relating to any Purchased Asset:

(i) prior to the date, if any, on which NewStar Financial is terminated as Servicer under this Agreement that, to the best of Seller’s knowledge, were not sent to the Lenders generally (including to Servicer, on behalf of Purchaser), Seller shall promptly forward them to Servicer; or

(ii) following the date, if any, on which NewStar Financial is terminated as Servicer under this Agreement, that, to the Seller’s actual knowledge were not sent to the Lenders generally (including Purchaser), Seller shall promptly forward them to Purchaser or to its designee (which may include any successor Servicer); and

(c) Nothing in this Section 8.3 will affect the obligation of Seller or Servicer, as the case may be, to observe any Applicable Law or confidentiality obligation prohibiting disclosure of information or to observe any licensing or similar agreement to which it is subject.

Section 8.4 Exercise of Rights and Remedies.

(a) No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the parties to this Agreement and no waiver of any provision of this Agreement, nor consent to any departure by any party from it, shall be effective unless it is in writing and signed by the affected party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of any party to this Agreement to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver hereof by such party, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of each party to this Agreement provided herein (i) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth in this Agreement) and (ii) are not conditional or contingent on any attempt by such party to exercise any of its rights under any other related document against the other party or any other Person.

Section 8.5 Termination. This Agreement creates and constitutes the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Article III (as such remedies are set forth in Article VI and elsewhere in this Agreement) and the indemnification and payment provisions of Article VII, shall be continuing and shall survive any termination of this Agreement.

Section 8.6 Survival; Successors and Assigns; Third-Party Beneficiary.

(a) All representations, warranties, covenants, indemnities and other provisions made by the parties to this Agreement shall be considered to have been relied upon by each of the other parties to this Agreement, shall be true and correct as of the date hereof or such other date provided in ARTICLE III or such other date specified therein, and shall survive (i) the execution, delivery, and performance of this Agreement and the other documents delivered pursuant to and in connection with this Agreement and (ii) the expiration of the Revolving Period or an earlier termination of Purchaser’s obligation to acquire Loans pursuant to the provisions of this Agreement (with the exception of, in the case of this clause (ii), Purchaser’s obligation to acquire Loans from Seller pursuant to ARTICLE II and otherwise as specifically provided in this Agreement).

(b) This Agreement, including the representations, warranties and covenants contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the parties to this Agreement and their respective successors and permitted assigns. This Agreement shall inure to the benefit of, and be enforceable by, the Note Purchaser in the same manner as if it were a party hereto.

(c) Except as otherwise expressly permitted in the Basic Documents, no party to this Agreement may novate or assign its rights, remedies, interests, powers and privileges, or novate or delegate any of its obligations, under this Agreement, without the prior written consent of (x) the other parties to this Agreement (other than the Backup Servicer), which consent shall not be unreasonably withheld, conditioned or delayed and (y) the Note Purchaser (which may be given or withheld in its sole discretion).

Section 8.7 Further Assurances. Each party to this Agreement agrees to (i) execute and deliver, or to cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such actions as any other party may reasonably request to effectuate the intent and purposes, and to carry out the terms of this Agreement, including, subject to the limitations contained herein, (A) the procurement of the Required Consents and (B) in the case of Seller, the authorization of such additional financing statements and continuation statements and other documents that may reasonably be requested by Purchaser, Note Purchaser or Indenture Trustee or that may be required by law to preserve more fully the interest of Purchaser or Indenture Trustee in the Purchased Assets, its rights under the related Loan Documents and Payment Obligations, or the security interest granted pursuant to Section 2.8.

Section 8.8 Parties’ Other Relationships. Each party to this Agreement and any of its Affiliates may engage in any kind of lawful business or relationship with any Borrower, any other Obligor or any of their Affiliates without liability to the other party, or any obligation to disclose such business or relationship to the other party.

Section 8.9 Entire Agreement; Conflict.

(a) This Agreement and the other Basic Documents constitutes the entire agreement of the parties hereto with respect to the respective subject matter hereof, and supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and finally integrated into this Agreement and the other Basic Documents.

(b) If there is any inconsistency or conflict between this Agreement and any of the other documents delivered pursuant to or in connection with this Agreement, the provisions of this Agreement shall govern and control.

Section 8.10 Counterparts; Telecopies. This Agreement may be executed by telecopy, or in portable document format (PDF) sent by electronic mail and in each case in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement shall be deemed to be a duplicate original.

Section 8.11 Relationship Among Seller, Purchaser and Certain Other Entities. The relationship between Seller and Purchaser shall be that of seller and buyer. Neither is a trustee or agent for the other, nor does either have fiduciary obligations to the other. This Agreement shall not be construed to create a partnership or joint venture between or among the parties to this Agreement or any of their respective Affiliates. Seller acknowledges that none of the Purchaser or any of its Affiliates is acting in an advisory or fiduciary capacity to Seller, Servicer or their respective Affiliates in connection with this Agreement or otherwise in connection with the transaction.

Section 8.12 Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement is held invalid, illegal or unenforceable, then such covenants, agreements, provisions or terms will be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and will in no way affect the validity, legality or enforceability of the other provisions of this Agreement or the rights of the Note Purchaser.

Section 8.13 GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a) THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) Each party to this Agreement submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement or by the other Basic Documents. Each party to this Agreement irrevocably waives, to the fullest extent it may do so, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 8.14 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER BASIC DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY SUCH OTHER BASIC DOCUMENT.

Section 8.15 Subrogation. To the extent that any Indemnified Party enforces any claim for indemnification or other right, claim or remedy under this Agreement and receives or has the right to receive payment or another remedy from any other Person in respect of such right, claim or remedy, the parties to this Agreement agree that to the extent permitted by law and the Loan Documents, without the need for further action on the part of any party, the indemnifying party shall be subrogated to the rights of such Indemnified Party against such other Person, with respect to such right, claim or remedy.

Section 8.16 Updating List of Authorized Officers. The Persons initially constituting the Authorized Officers of Servicer and Seller are as set forth in Exhibit D and Exhibit E, respectively. Servicer and Seller may from time to time designate the individuals who are authorized to act as “Authorized Officers” with respect to such Person pursuant to an Officer’s Certificate distributed to Indenture Trustee, Issuer and Note Purchaser.

Section 8.17 Confidentiality.

(a) Each of the Secured Parties, the Servicer, the Custodian, the Indenture Trustee, the Backup Servicer and the Seller shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the business of the Seller and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Assets contemplated herein and the agents of such Persons (“Excepted Persons”); provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Secured Parties, the Servicer, the Custodian, the Indenture Trustee, the Backup Servicer and the Seller that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Seller and its affiliates, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Basic Documents or any Interest Rate Hedge for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Basic Documents or any Interest Rate Hedge. It is understood that the financial terms that may not be disclosed except in compliance with this Section 8.17(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Event of Defaults, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Seller and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Custodian, the Indenture Trustee, the Backup Servicer or the Secured Parties by each other, (ii) by the Custodian, the Indenture Trustee, the Backup Servicer or the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Indenture Trustee and the Secured Parties to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Purchaser, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided, each such Person is informed of the confidential nature of such information. In addition, the Secured Parties and the Indenture Trustee, may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Secured Parties’, the Indenture Trustee’s or the Backup Servicer’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Secured Parties, the Custodian or the Indenture Trustee, the Backup Servicer or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Seller or Servicer or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Custodian or Indenture Trustee, the Backup Servicer having a need to know the same, provided, that the Collateral Custodian or Indenture Trustee, the Backup Servicer advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Seller or Servicer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement by their duly authorized officers as of the date first set forth above.

NEWSTAR FINANCIAL, INC., as Seller and Servicer

By:	/s/ John Kirby Bray
Name:	John Kirby Bray
Title:	Treasurer

NEWSTAR WAREHOUSE FUNDING 2005 LLC, as Purchaser

By:	NEWSTAR FINANCIAL, INC., its designated manager

By:	/s/ John Kirby Bray
Name:	John Kirby Bray
Title:	Treasurer

LYON FINANCIAL SERVICES, INC., as Backup Servicer

By:	/s/ Joseph Andries
Name:	Joseph Andries
Title:	Senior Vice President

[Signature Page to Sale and Servicing Agreement]